Exhibit 99.(a)(1)(M)

FORM OF E-MAIL TO PARTICIPATING ELIGIBLE OPTIONEES REGARDING OPTION CANCELLATION PAYMENT

[Sent to all participating Eligible Optionees]

From:  ACAS—HR—Compensation

Subject:  December 2009 Stock Option Payout

Sent:  Thursday, January 21, 2010

This is a notice to inform you the cash payment you elected to receive in exchange for certain ACAS stock options will be processed through the American Capital payroll system on Monday January 25 th, 2010.

Standard federal, state, local, and payroll tax deductions will apply. Other deductions, such as for 401(K), Flex Spending, etc… will not apply.